EXHIBIT 99.1
Cleco Corporation reports full-year 2015 operational earnings of $2.29 per diluted share

PINEVILLE, La., Feb. 26, 2016 - Cleco Corporation (NYSE: CNL) reports 2015 operational earnings of $139.3 million, or $2.29 per diluted share, down $26.6 million from the $165.9 million, or $2.74 per diluted share recorded in 2014. GAAP earnings for 2015 were $133.7 million, or $2.20 per diluted share, down $21.0 million from the $154.7 million recorded in 2014. Fourth quarter GAAP earnings were $21.9 million, or $0.36 per diluted share, up $0.6 million from the $21.3 million recorded in the fourth quarter of 2014. Operational earnings for 2015 exclude life insurance policies and merger transaction costs. The 2015 costs associated with the merger were $4.6 million, or $0.08 per diluted share compared to $17.8 million, or $0.23 per diluted share for 2014.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
Subsidiary	2015	2014	2015	2014
Cleco Power LLC	$0.39	$0.53	$2.33	$2.54
Corporate and Other	(0.01)	0.07	(0.04)	0.20
Operational diluted earnings per share (Non-GAAP)	0.38	0.60	2.29	2.74
Adjustments[1]	(0.02)	(0.25)	(0.09)	(0.19)
Diluted earnings per share applicable to common stock	$0.36	$0.35	$2.20	$2.55

GAAP refers to United States generally accepted accounting principles.

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation

$0.60	2014 fourth-quarter operational diluted earnings per share

0.03	Non-fuel revenue
0.01	Rate refund
(0.17)	Other expenses, net
0.01	Interest charges
(0.01)	AFUDC (allowance for funds used during construction)
(0.01)	Income taxes
$(0.14)	Cleco Power results quarter-over-quarter

(0.08)	Corporate and Other results quarter-over-quarter

$0.38	2015 fourth-quarter operational diluted earnings per share

(0.02)	Adjustments[1]

$0.36	2015 fourth-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

Cleco Power

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Non-fuel revenue increased earnings by $0.03 per share compared to the fourth quarter of 2014 primarily due to $0.10 per share of higher revenue related to the Mercury and Air Toxics Standards (MATS) project, $0.02 per share related to Cleco Power’s formula rate plan, and $0.02 per share of higher revenue related to usage. These amounts were partially offset by $0.09 per share of lower sales to wholesale customers and $0.02 per share of lower transmission and distribution revenue.

•	Rate refund increased earnings by $0.01 per share compared to the fourth quarter of 2014 primarily related to an energy efficiency program.

•
Other expenses, net, decreased earnings by $0.17 per share compared to the fourth quarter of 2014 primarily due to $0.08 per share of higher maintenance expense largely from higher generating station outages, $0.08 per share of higher depreciation and amortization expense, $0.03 per share of higher pension expense, and $0.01 per share of higher other administrative and general expenses. These decreases were partially offset by $0.02 per share of lower non-recoverable fuel expenses primarily related to lower MISO transmission expenses and administrative fees and $0.01 per share of lower taxes other than income taxes.

•	Interest charges increased earnings by $0.01 per share compared to the fourth quarter of 2014 primarily due to the absence of settlements with taxing authorities and the retirement of long-term debt.

•	AFUDC decreased earnings by $0.01 per share compared to the fourth quarter of 2014 primarily due to the completion of the MATS project.

•
Income taxes decreased earnings by $0.01 per share compared to the fourth quarter of 2014 primarily due to $0.01 per share for the flowthrough of state tax benefits and $0.01 per share for miscellaneous tax items. These decreases were partially offset by $0.01 per share for tax credits.

Corporate and Other

•
Other expenses, net, decreased earnings by $0.04 per share compared to the fourth quarter of 2014 primarily related to $0.06 per share related to the absence of a gain on the sale of property. This decrease was partially offset by $0.01 per share due to the absence of a write-off of uncollectible accounts and $0.01 per share of lower miscellaneous expenses.

•
Income taxes decreased earnings by $0.04 per share compared to the fourth quarter of 2014 primarily related to $0.05 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate, partially offset by $0.01 per share for tax credits.

For a discussion of other transactions affecting Cleco Power and Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation

$2.74	Year ended Dec. 31, 2014, operational diluted earnings per share

(0.11)	Non-fuel revenue
0.21	Rate refund
(0.16)	Other expenses, net
(0.01)	Interest charges
(0.05)	AFUDC
(0.09)	Income taxes
$(0.21)	Cleco Power results year-over-year

(0.24)	Corporate and Other results year-over-year

$2.29	Year ended Dec. 31, 2015, operational diluted earnings per share

(0.09)	Adjustments[1]

$2.20	Year ended Dec. 31, 2015, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this press release

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Cleco Corporation

Cleco Power

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Non-fuel revenue decreased earnings by $0.11 per share compared to 2014 primarily due to $0.33 per share of lower sales to wholesale customers and $0.07 per share related to Cleco Power’s formula rate plan. These amounts were partially offset by $0.15 per share of higher revenue related to the MATS project, $0.12 per share of higher revenue related to usage, and $0.02 per share of higher transmission and distribution revenue.

•
Rate refund increased earnings by $0.21 per share compared to 2014 primarily due to $0.22 per share related to the absence of provisions for refunds as a result of the formula rate plan extension approved in June 2014 and $0.01 per share related to lower site-specific generated refunds. These amounts were partially offset by $0.02 per share related to provisions for a transmission refund.

•
Other expenses, net, decreased earnings by $0.16 per share compared to 2014 primarily due to $0.12 per share of higher operations expense primarily related to pension expense, $0.05 per share of taxes other than income taxes related to the absence of favorable settlements with taxing authorities, $0.04 per share of higher non-recoverable fuel expenses primarily related to higher MISO transmission expenses and administrative fees, and $0.04 per share of higher depreciation and amortization expense. These amounts were partially offset by $0.09 per share of lower maintenance expense largely from fewer planned generating station outages.

•
Interest charges decreased earnings by $0.01 per share compared to 2014 primarily due to $0.05 per share related to the absence of favorable settlements with taxing authorities. This amount was partially offset by $0.02 per share related to the absence of a customer surcredit and $0.02 per share related to the retirement of long-term debt.

•	AFUDC decreased earnings by $0.05 per share compared to 2014 primarily due to the completion of the MATS project.

•
Income taxes decreased earnings by $0.09 per share compared to 2014 primarily due to $0.04 per share for the flowthrough of state tax benefits, $0.04 per share due to the absence of favorable settlements with taxing authorities, $0.01 per share due to adjustments for permanent tax differences, and $0.01 per share for miscellaneous tax items. These decreases were partially offset by $0.01 per share for tax credits.

Corporate and Other

•	Revenue decreased earnings by $0.06 per share compared 2014 primarily due to the transfer of Coughlin to Cleco Power.

•
Other expenses, net, decreased earnings by $0.02 per share compared to 2014 primarily related to $0.06 per share related to the absence of a gain on the sale of property and $0.01 per share of higher miscellaneous expense. These decreases were partially offset by $0.03 per share of lower operations and maintenance expense and $0.01 per share of lower depreciation expense, both primarily related to the transfer of Coughlin to Cleco Power, and $0.01 per share due to the absence of a write-off of uncollectible accounts.

•	Interest charges decreased earnings by $0.02 per share compared to 2014 primarily due to the absence of favorable settlements with taxing authorities.

•
Income taxes decreased earnings by $0.14 per share compared to 2014 primarily due to $0.12 per share due to the absence of favorable settlements with taxing authorities, $0.01 per share for adjustments for tax returns as filed and $0.01 per share for tax credits.

For a discussion of other transactions affecting Cleco Power and Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Operational Earnings Adjustments:

Cleco’s management uses operational diluted earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings and operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. Operational earnings and operational diluted earnings per share should not be considered alternatives to, or more meaningful than, net income, cash flows from

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operating activities, or any other measure presented in accordance with GAAP. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
	2015	2014	2015	2014
Operational diluted earnings per share	$0.38	$0.60	$2.29	$2.74
Life insurance policies	0.01	—	(0.01)	0.03
Tax levelization	(0.01)	(0.05)	—	—
Acadia Unit 2 indemnifications	—	—	—	0.01
Merger transaction costs	(0.02)	(0.20)	(0.08)	(0.23)
Reported GAAP diluted earnings per share applicable to common stock	$0.36	$0.35	$2.20	$2.55

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes, cash surrender value amounts, or the timing of death benefits related to these policies, and management does not consider these items to be a component of operational earnings. The resulting adjustments for these items increased earnings by $0.01 per share for the quarter ended Dec. 31, 2015. For the quarter ended Dec. 31, 2014, the resulting adjustments for these items had no impact on earnings. The resulting adjustments for these items decreased earnings by $0.01 per share for the year ended Dec. 31, 2015, and increased earnings by $0.03 per share for the year ended Dec. 31, 2014.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. For the quarters ended Dec. 31, 2015 and 2014, Cleco recorded a $0.01 per share and $0.05 per share expense, respectively, from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The incremental adjustment for tax levelization is not related to the current quarter’s operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Unit 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Entergy Louisiana when it acquired Acadia Unit 2 in April 2011. The indemnification liability was reduced either through expiration of the contractual life or through changes in the probability of a claim arising. The resulting adjustment for this item for the year ended Dec. 31, 2014, increased earnings by $0.01 per share. During the quarter and year ended Dec. 31, 2015, and the quarter ended Dec. 31, 2014, the contractual expiration of the underlying indemnification had no impact on earnings.

Merger Transaction Costs

On October 20, 2014, Cleco Corporation announced that it had entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. For the quarter ended Dec. 31, 2015 and 2014, merger transaction costs decreased earnings by $0.02 per share and $0.20 per share, respectively. For the year ended Dec. 31, 2015 and 2014, merger

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transaction costs decreased earnings by $0.08 per share and $0.23 per share, respectively. Because these are one-time expenses, management does not consider these items to be a component of operational earnings.

Please note: Statements in this press release include “forward-looking statements” about future events, circumstances and results within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including, without limitation, statements containing the words “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and similar expressions, are statements that could be deemed forward-looking statements. These statements are based on the current expectations of Cleco’s management.
Although Cleco believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results and events in future periods to differ materially from Cleco’s expectations and those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close; (ii) the failure to obtain Louisiana Public Service Commission approval required for the merger, or required Louisiana Public Service Commission approval delaying the merger or causing the parties to abandon the merger; (iii) the failure to obtain any financing necessary to complete the merger; (iv) risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the merger; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Cleco and others relating to the merger agreement; (vi) the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger; (vii) the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the merger, may be different from what the parties expect; (viii) the effect of the announcement of the merger on Cleco’s relationships with its customers, operating results and business generally; (ix) the amount of the costs, fees, expenses and charges related to the merger; (x) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the merger; (xi) future regulatory or legislative actions that could adversely affect Cleco; and (xii) other economic, business and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Cleco. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015, which was filed with the Securities and Exchange Commission on Feb. 26, 2016, under the headings Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. The forward-looking statements represent Cleco’s views as of the date on which such statements were made and Cleco undertakes no obligation to update any forward-looking statements, whether as a result of changes in actual results, change in assumptions, or other factors affecting such statements.

Cleco Corporation is a public utility holding company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which is engaged principally in the generation, transmission, distribution, and sale of electricity, primarily in Louisiana. Cleco Power owns 10 generating units with a total nameplate capacity of 3,333 megawatts. Cleco Power serves approximately 287,000 customers in Louisiana through its retail business, and it supplies wholesale power in Louisiana and Mississippi. Cleco Corporation announced on Oct. 20, 2014, that it entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Louisiana Public Service Commission approval of the transaction is required. For more information about Cleco, visit www.cleco.com.

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Cleco Corporation

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

	For the three months ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2015	2014	Change	2015	2014	Change
Electric Sales
Residential	763	813	(6.2)%	$61,219	$62,337	(1.8)%
Commercial	646	648	(0.3)%	46,935	45,383	3.4%
Industrial	499	520	(4.0)%	22,521	21,981	2.5%
Other retail	32	31	3.2%	2,609	2,438	7.0%
Surcharge	—	—	—	5,217	5,204	0.2%
Total retail	1,940	2,012	(3.6)%	138,501	137,343	0.8%
Sales for resale	732	989	(26.0)%	14,280	22,174	(35.6)%
Unbilled	(114)	(197)	42.1%	585	(11,559)	105.1%
Total retail and wholesale customer sales	2,558	2,804	(8.8)%	$153,366	$147,958	3.7%

	For the year ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2015	2014	Change	2015	2014	Change
Electric Sales
Residential	3,789	3,783	0.2%	$296,846	$293,871	1.0%
Commercial	2,763	2,689	2.8%	191,202	188,012	1.7%
Industrial	1,927	2,212	(12.9)%	84,988	86,823	(2.1)%
Other retail	134	130	3.1%	10,558	10,215	3.4%
Surcharge	—	—	—	21,597	15,833	36.4%
Total retail	8,613	8,814	(2.3)%	605,191	594,754	1.8%
Sales for resale	3,353	3,412	(1.7)%	62,768	81,371	(22.9)%
Unbilled	(95)	171	(155.6)%	2,571	7,440	(65.4)%
Total retail and wholesale customer sales	11,871	12,397	(4.2)%	$670,530	$683,565	(1.9)%

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Dec. 31	2015	2014
Operating revenue
Electric operations	$262,220	$286,441
Other operations	15,715	18,177
Gross operating revenue	277,935	304,618
Electric customer credits	1,468	25
Operating revenue, net	279,403	304,643
Operating expenses
Fuel used for electric generation	95,929	102,490
Power purchased for utility customers	20,338	45,077
Other operations	34,395	31,834
Maintenance	27,437	19,826
Depreciation and amortization	36,712	29,360
Taxes other than income taxes	10,400	10,978
Merger transaction costs	2,030	16,310
Gain on sale of assets	—	(5,961)
Total operating expenses	227,241	249,914
Operating income	52,162	54,729
Interest income	161	400
Allowance for equity funds used during construction	866	1,088
Equity loss from investees, before tax	(8)	—
Other income	1,233	476
Other expense	(943)	(782)
Interest charges
Interest charges, including amortization of debt issuance costs, premiums, and discounts, net	19,612	20,418
Allowance for borrowed funds used during construction	(247)	(321)
Total interest charges	19,365	20,097
Income before income taxes	34,106	35,814
Federal and state income tax expense	12,256	14,467
Net income applicable to common stock	$21,850	$21,347

Basic average number of common shares outstanding	60,482,155	60,388,616
Diluted average number of common shares outstanding	60,723,888	60,604,159
Basic earnings per average common share outstanding	$0.36	$0.35
Diluted earnings per average common share outstanding	$0.36	$0.35

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the year ended Dec. 31	2015	2014
Operating revenue
Electric operations	$1,142,389	$1,225,960
Other operations	69,186	67,055
Gross operating revenue	1,211,575	1,293,015
Electric customer credits	(2,173)	(23,530)
Operating revenue, net	1,209,402	1,269,485
Operating expenses
Fuel used for electric generation	373,117	322,696
Power purchased for utility customers	130,095	242,219
Other operations	127,410	117,369
Maintenance	88,137	98,999
Depreciation and amortization	149,579	146,505
Taxes other than income taxes	49,134	43,924
Merger transaction costs	4,591	17,848
Gain on sale of assets	—	(6,107)
Total operating expenses	922,063	983,453
Operating income	287,339	286,032
Interest income	895	1,768
Allowance for equity funds used during construction	3,063	5,380
Equity loss from investees, before tax	(8)	—
Other income	1,443	4,790
Other expense	(3,368)	(2,509)
Interest charges
Interest charges, including amortization of debt issuance costs, premiums, and discounts, net	78,877	75,186
Allowance for borrowed funds used during construction	(886)	(1,580)
Total interest charges	77,991	73,606
Income before income taxes	211,373	221,855
Federal and state income tax expense	77,704	67,116
Net income applicable to common stock	$133,669	$154,739

Basic average number of common shares outstanding	60,476,066	60,406,001
Diluted average number of common shares outstanding	60,689,269	60,601,458
Basic earnings per average common share outstanding	$2.21	$2.56
Diluted earnings per average common share outstanding	$2.20	$2.55

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Dec. 31, 2015	At Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$68,246	$44,423
Accounts receivable, net	70,932	69,598
Other current assets	309,681	386,583
Total current assets	448,859	500,604
Property, plant, and equipment, net	3,191,563	3,165,458
Equity investment in investees	16,822	14,540
Prepayments, deferred charges, and other	666,110	687,816
Total assets	$4,323,354	$4,368,418
Liabilities
Current liabilities
Long-term debt due within one year	$19,421	$18,272
Accounts payable	93,822	127,268
Other current liabilities	93,336	92,230
Total current liabilities	206,579	237,770
Long-term liabilities and deferred credits	1,174,231	1,164,380
Long-term debt, net	1,267,703	1,338,998
Total liabilities	2,648,513	2,741,148
Shareholders’ equity
Common shareholders’ equity	1,701,426	1,659,935
Accumulated other comprehensive loss	(26,585)	(32,665)
Total shareholders’ equity	1,674,841	1,627,270
Total liabilities and shareholders’ equity	$4,323,354	$4,368,418

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